UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2005 (January 5, 2005)

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-50239	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Accuride Corporation (the “Company”) intends to meet with lenders regarding a $740 million senior credit facility in order to refinance the Company’s outstanding senior bank debt, as well as the senior bank debt and subordinated debt of Transportation Technologies Industries, Inc. (“TTI”) in connection with the Company’s anticipated acquisition of TTI.

The Company is projecting 2004 results based on unaudited results for the eleven months ended November 30, 2004 plus forecasted results for the month of December 2004. These projections are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. We cannot assure you that these projections will be achieved or accomplished. We assume no duty to update these projections. In addition, the pro forma adjustments, as described herein, may differ from preliminary estimates when the respective transactions occur or the purchase accounting analysis is complete. The Company will distribute the following information to banks participating in the syndicate and is therefore furnishing the information under this Item 7.01:

2004 Projected Financial Data

(Dollars in Millions)

(Unaudited)

	Accuride	TTI	Adjustments (3)	Pro Forma (2)

NET SALES	$488.1	$595.7	—	$1,083.8

NET INCOME (LOSS)	$29.4	$(6.1)	13.2	36.5

Income Tax Expense (Benefit)	12.8	(4.7)	8.5	16.6
Net Interest Expense	37.0	32.0	(14.0)	55.0
Debt extinguishment costs		10.7	(10.7)	0
Depreciation and amortization	26.9	13.7	3.0	43.6

EBITDA (1)	$106.1	$45.6	$—	$151.7

Unusual Items decreasing (increasing) EBITDA:
Business interruption costs	(1.0)			(1.0)
TTI aborted IPO expenses		2.9		2.9
Non recurring professional fees		0.3		0.3
Net loss on disposition of PP&E		2.2		2.2
CEO Severance		3.5		3.5
	$(1.0)	$8.9	$—	$7.9

Other Selected Information
Other income (expense), net	$0.4			$0.4

Adjusted EBITDA	$105.5	$54.5	$—	$160.0

(1)          EBITDA is a non-GAAP financial measure and is defined as net income (loss) before (1) depreciation and amortization, (2) interest expense, net of interest income, (3) debt extinguishment costs and (4) income taxes. We rely on EBITDA as the primary measure to review and assess the operating performance of our company and our management teams. In addition, we have included information concerning EBITDA because it is a measure commonly used in our industry by investors to compare our performance to that of other companies.  We have included unusual items affecting EBITDA and a calculation of Adjusted EBITDA in the information given to our lenders because these measures will be included in the covenants in our credit agreement.

(2)          Pro forma results contemplate the acquisition of TTI and the related refinancing of Accuride’s outstanding senior bank debt, as well as TTI’s senior bank debt and subordinated debt, as if these transactions had occurred on January 1, 2004.

(3)          Pro forma adjustments include the following:

a.               Cost of sales has been increased $2.5 million to reflect the sale of inventory that has been adjusted to fair value as part of the acquisition.

b.              Cost of sales has been reduced $2.5 million to reverse the impact in expected changes in the LIFO reserve.

c.               Depreciation expense has been reduced by $2.0 million to reflect revised fair values and remaining useful lives of assets as part of the acquisition. Amortization expense has been increased by $5.0 million to reflect the incremental amortization for intangible assets to be acquired.

d.              Net interest expense has been decreased by $3.0 million to reverse deferred financing costs which had previously been charged to interest expense, and $11.0 to reflect the reduction in projected interest expense resulting from the anticipated refinancing as compared to the projected interest expense of Accuride and TTI for 2004.

e.               Debt extinguishment costs which were incurred by TTI in 2004 in the amount of $10.7 million have been reversed.

f.                 Income tax expense (benefit) has been adjusted to reflect the tax impact of adjustments 3(a) through 3(d) at the projected effective tax rate for the merged company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	January 5, 2005	/s/ John R. Murphy
John R. Murphy
Chief Financial Officer